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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)           June 28, 2002
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                    Pennsylvania Real Estate Investment Trust
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               (Exact Name of Registrant as Specified in Charter)


       Pennsylvania                    1-6300                    23-6216339
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(State or Other Jurisdiction         (Commission                (IRS Employer
    of Incorporation)                File Number)            Identification No.)


The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania       19102
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(Address of Principal Executive Offices)                          (Zip Code)

Registrant's telephone number, including area code:  (215) 875-0700
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________________________________________________________________________________
          (Former Name or Former Address, if Changed Since Last Report)









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Item 5.           Other Events.
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         On June 28, 2002, the capital interest of Pennsylvania Real Estate
Investment Trust (together with its subsidiaries and affiliated entities, "PREIT") in the partnership (the "Partnership") that owns Willow Grove Park Mall (the "Mall") was increased to 30% and PREIT became the managing general partner of the Partnership. The increase in PREIT's partnership interest was made effective retroactive to November 2001. PREIT's partner in the Partnership is the Pennsylvania State Employee Retirement System ("PaSERS"). The Mall is a 1.2 million square foot enclosed regional shopping center located 12 miles north of Philadelphia in Willow Grove, Pennsylvania.

         On February 28, 2000, the Partnership acquired the Mall for $140 million pursuant to a Purchase and Sale Agreement between The Equitable Life Assurance Society of the United States and the Partnership. The purchase price was funded in part by a six-year loan to the Partnership at an interest rate of 8.39% in the principal amount of $100 million from The Equitable Life Assurance Society of the United States and Connecticut General Life Insurance Company. Pursuant to the terms of the financing, an additional $10 million has been funded as a result of the completion of the expansion and renovation of the Mall and the opening of Macy's.

         At the time of purchase in 2000, PREIT acquired a 0.01% limited partnership interest in the Partnership. In November of 2001, pursuant to a development agreement and ground lease between PREIT and the Partnership, PREIT completed the redevelopment of the Mall, including renovations and the addition of a 225,000 square foot, three-level, full-line Macy's department store. PREIT's investment attributable to the redevelopment project was approximately $16 million. Having completed its obligations related to the redevelopment of the Mall, PREIT became entitled to become the managing general partner of the Partnership. For its management and leasing services, PREIT continues to receive compensation under a management and leasing agreement consisting of a percentage of Mall revenues for management services and a leasing commission for new and renewal tenants.

         In addition, upon completion of the redevelopment, PREIT became entitled to increase its interest in the Partnership. With respect to the Partnership's quarterly cash flow, PaSERS is first entitled to a 9% cumulative return on its 70% interest in the Partnership, and PREIT is then entitled to a 9% cumulative return on its 30% interest in the Partnership. Any remaining cash flow is divided equally between PaSERS and PREIT. PREIT will receive retroactive distributions from the Partnership attributable to PREIT's share of the cash flows generated by the Partnership between November 5, 2001 and June 28, 2002.

         Upon a refinancing, sale of the Partnership's assets or dissolution of the Partnership, the proceeds are first allocated between PREIT and PaSERS in proportion to their capital accounts until each party receives its adjusted capital balance. Any remaining funds are distributed first to PaSERS until it has received a 12% internal rate of return on its investment, and then to PREIT until it has received a 12% internal rate of return on its investment. Any further remaining funds in the case of a refinancing or sale of the Partnership's assets are shared equally between PREIT and PaSERS or, in the case of a dissolution, are shared by PREIT and PaSERS according to their respective positive capital account balances in the Partnership.

         PREIT has an option to acquire PaSERS's interest in the Partnership in 2003 at a price equal to a 12% internal rate of return on PaSERS's investment in the Partnership. If PREIT does not elect to acquire PaSERS's interest in 2003, PaSERS will have an option to exchange its interest in the Partnership for PREIT's interest in Paxton Towne Centre, a shopping center located in Harrisburg, Pennsylvania. If PaSERS exercises this option, the value of (i) the net operating income of Paxton Towne Centre for the preceding twelve months capitalized at 9% will be compared with (ii) the amount required to achieve a 12% internal rate of return on PaSERS's investment in the Partnership. If (i) is greater than (ii), then PaSERS will pay the difference to PREIT in cash. If (ii) is greater than (i), then PREIT will pay the difference to PaSERS in cash.




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                  Pursuant to the requirements of the Securities Exchange Act of
1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST



Date: July 24, 2002                 By:  /s/ Jonathan B. Weller
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                                        Jonathan B. Weller
                                        President and Chief Operating Officer







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